Exhibit 4.1(l)

THIRTY-FOURTH SUPPLEMENTAL INDENTURE
(to that certain Amended and Restated Indenture dated as of May 5, 2015)
Dated as of April 29, 2016
Relating to the Basin Electric Power Cooperative
First Mortgage Obligations, Series 2016 CoBank Note, due March 30, 2046
Authorized by this Thirty-Fourth Supplemental Indenture
BASIN ELECTRIC POWER COOPERATIVE
to
U.S. BANK NATIONAL ASSOCIATION, TRUSTEE
FIRST MORTGAGE OBLIGATIONS
THIS INSTRUMENT GRANTS A SECURITY INTEREST IN THE PROPERTY OF A TRANSMITTING UTILITY. THIS INSTRUMENT CONTAINS AN AFTER-ACQUIRED PROPERTY CLAUSE. PROCEEDS AND PRODUCTS OF COLLATERAL ARE COVERED BY THIS INSTRUMENT. FUTURE OBLIGATIONS ARE SECURED BY THIS INSTRUMENT. NOTICE - THIS THIRTY-FOURTH SUPPLEMENTAL INDENTURE, TOGETHER WITH THAT CERTAIN AMENDED AND RESTATED INDENTURE DATED AS OF MAY 5, 2015, AS HERETOFORE SUPPLEMENTED AND AMENDED (DESCRIBED MORE PARTICULARLY HEREIN) SECURE AN UNLIMITED AMOUNT OF OBLIGATIONS AND SUCH AMOUNT, TOGETHER WITH INTEREST, IS SENIOR TO INDEBTEDNESS TO OTHER CREDITORS UNDER SUBSEQUENTLY RECORDED AND FILED INDENTURES, MORTGAGES OR LIENS WITH RESPECT TO THE PROPERTY INTERESTS OF THE COMPANY. THIS INDENTURE IS A SECURITY AGREEMENT WHEREBY THE COMPANY GRANTS TO THE TRUSTEE A SECURITY INTEREST IN ALL OF THE TRUST ESTATE THAT IS PERSONAL PROPERTY OR FIXTURES UNDER THE UNIFORM COMMERCIAL CODE.

EXHIBIT A	—	Indenture Filing Information

EXHIBIT B	—	Property Additions

EXHIBIT C	—	Form of Series 2016 CoBank Note

EXHIBIT D	—	Form of Trustee’s Authentication

THIS THIRTY-FOURTH SUPPLEMENTAL INDENTURE, dated as of April 29, 2016 (the “Thirty-Fourth Supplemental Indenture”), is between BASIN ELECTRIC POWER COOPERATIVE, an electric cooperative corporation existing under the laws of the State of North Dakota, as Grantor (hereinafter called the “Company”), whose post office address is 1717 East Interstate Avenue, Bismarck, North Dakota 58503-0564, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”), whose post office address is 40 Pearl Street NW, Suite 838, Grand Rapids, MI 49503, and shall supplement that certain Amended and Restated Indenture dated as of May 5, 2015, between the Company and the Trustee, as heretofore supplemented and amended;
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Amended and Restated Indenture, dated as of May 5, 2015 (the “Amended and Restated Indenture”), as previously supplemented and amended by the Thirty-Third Supplemental and Amendatory Indenture, and as further supplemented and amended hereby (the “Indenture”), for the purpose of securing its Existing Obligations and providing for the authentication and delivery of Additional Obligations (capitalized terms used herein shall have the meanings ascribed to them in the Indenture and as provided in Section 1.1 hereof) by the Trustee from time to time under the Indenture, which Indenture is filed of record as shown on Exhibit A hereto;
WHEREAS, the Board of Directors of the Company has established a new series of Additional Obligations to be designated as the Basin Electric Power Cooperative First Mortgage Obligations, Series 2016 CoBank Note, due March 30, 2046 (the “Series 2016 CoBank Note”) in the original principal amount of ONE HUNDRED MILLION DOLLARS ($100,000,000); such Series 2016 CoBank Note being issued to CoBank, ACB, (and its successors and assigns) (the “Lender”) in order to secure the Company’s obligations under the Loan Agreement, dated as of March 30, 2016, between the Company and the Lender in the aggregate principal amount of ONE HUNDRED MILLION DOLLARS ($100,000,000); and the Company has complied or will comply with all provisions required to issue Additional Obligations provided for in the Indenture;
WHEREAS, the Company desires to execute and deliver this Thirty-Fourth Supplemental Indenture, in accordance with the provisions of the Indenture, for the purpose of providing for the creation and designation of the Series 2016 CoBank Note as Additional Obligations and specifying the form and provisions of the Series 2016 CoBank Note;
WHEREAS, Section 12.1 of the Indenture provides that, without the consent of the Holders of any of the Obligations at the time Outstanding, the Company, when authorized by a Board Resolution, and the Trustee, may enter into Supplemental Indentures for the purposes and subject to the conditions set forth in said Section 12.1;
WHEREAS, this Thirty-Fourth Supplemental Indenture is permitted pursuant to the provisions of Section 12.1 C and 12.1 G of the Indenture; and
WHEREAS, all acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company necessary to secure the payment of the principal of, premium (including the Make-Whole Amount), if any, and interest on the Series 2016 CoBank Note, to make the Series 2016 CoBank Note to be issued hereunder, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute the Indenture a valid and binding lien for the security of the Series 2016 CoBank Note, in accordance with its terms, have been done and taken; and the execution and delivery of this Thirty-Fourth Supplemental Indenture has been in all respects duly authorized;
NOW, THEREFORE, THIS THIRTY-FOURTH SUPPLEMENTAL INDENTURE WITNESSES, that, to secure the payment of the principal of, premium (including the Make-Whole Amount), if any, and interest on the Outstanding Secured Obligations, including, when issued, the Series 2016 CoBank Note, to confirm the lien of the Indenture upon the Trust Estate, including property purchased, constructed or otherwise acquired by the Company since the Cut-Off Date , to secure performance of the covenants therein and herein contained, to declare the terms and conditions on which the Series 2016 CoBank Note are secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, in trust, all property, rights, privileges and franchises (other than Excepted Property or Excludable Property) of the Company of the character described in the Granting Clauses of the Indenture, including all such property, rights, privileges and franchises acquired since the Cut-Off Date (the descriptions of the real property included in said Trust Estate are set forth on Exhibit B hereto) subject to all exceptions, reservations and matters of the character therein referred to, and subject in all cases to Sections 5.2 and 11.2B of the Indenture and to the rights of the Company under the Indenture, including the rights set forth in Article V thereof; but expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted as “Excepted Property” or “Excludable Property” in the Indenture to the extent contemplated thereby.
PROVIDED, HOWEVER, that if, upon the occurrence of an Event of Default under the Indenture, the Trustee, or any separate trustee or co-trustee appointed under Section 9.14 of the Indenture or any receiver appointed pursuant to statutory provision or order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in Paragraphs A through H, inclusive, of “Excepted Property” in the Indenture then owned or thereafter acquired by the Company, shall immediately, and, in the case of any Excepted Property described or referred to in Paragraphs I, J, L and N of “Excepted Property” in the Indenture, upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Indenture.
The Company may, however, pursuant to the Third Granting Clause of the Indenture, subject to the lien of the Indenture any Excepted Property (other than the property described on Exhibit B to the Indenture) or Excludable Property, whereupon the same shall cease to be Excepted Property or Excludable Property.
TO HAVE AND TO HOLD all such property, rights, privileges and franchises hereby and hereafter (by a Supplemental Indenture or otherwise) granted, bargained, sold, alienated,

remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the tenements, hereditaments and appurtenances thereto appertaining (said properties, rights, privileges and franchises, including any cash and securities hereafter deposited or required to be deposited with the Trustee (other than any such cash which is specifically stated in the Indenture not to be deemed part of the Trust Estate) being part of the Trust Estate), unto the Trustee, and its successors and assigns in the trust herein created, forever.
SUBJECT, HOWEVER, to (i) Permitted Exceptions and (ii) to the extent permitted by Section 13.6 of the Indenture as to property hereafter acquired any duly recorded or perfected (a) prior mortgage or other lien that may exist thereon at the date of the acquisition thereof by the Company and (b) purchase money mortgages, other purchase money liens, chattel mortgages, conditional sales agreements or other title retention agreements created by the Company at the time of acquisition thereof.
BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Obligations without any priority of any such Obligation over any other such Obligation and for the enforcement of the payment of such Obligations in accordance with their terms.
UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article V of the Indenture, and not in limitation of the rights elsewhere provided in the Indenture, including the rights set forth in Article V of the Indenture, the Company shall be permitted to (i) possess and use the Trust Estate, except cash, securities, Designated Qualifying Securities and other personal property deposited, or required to be deposited, with the Trustee, (ii) explore for, mine, extract, separate and dispose of coal, ore, gas, oil and other minerals, and harvest standing timber, and (iii) receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate. Should the indebtedness secured by the Indenture be paid according to the tenor and effect thereof when the same shall become due and payable and should the Company perform all covenants herein contained in a timely manner, then the Indenture shall be canceled and surrendered.
AND IT IS HEREBY COVENANTED AND DECLARED that the Series 2016 CoBank Note are to be authenticated and delivered and the Trust Estate is to be held and applied by the Trustee, subject to the covenants, conditions and trusts set forth herein and in the Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Outstanding Secured Obligations, as follows:
ARTICLE I DEFINITIONS
DEFINITIONS
Section 1.1.    Definitions. All words and phrases defined in Article I of the Indenture shall have the same meaning in this Thirty-Fourth Supplemental Indenture, including any exhibit hereto, except as otherwise appears herein and in this Article or unless the context clearly requires otherwise. In addition, each of the following terms has the following meaning in this Thirty-Fourth Supplemental Indenture unless the context clearly requires otherwise.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Bismarck, North Dakota are required or authorized to be closed.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Default Rate” shall mean 2% per annum in excess of the rate or rates that would otherwise be in effect under the terms of the Note, except that in the case of overdue interest, fees, and, prior to the final maturity of the Loan (whether as a result of acceleration or otherwise) principal, the term Default Rate shall mean 2% per annum in excess of the CoBank Base Rate, as from time to time in effect during that period.
“Lender” is defined in the Recitals.
“Make-Whole Amount” is defined in Section 2.8.
“Series 2016 CoBank Note” is defined in the Recitals.
ARTICLE II
THE SERIES 2016 COBANK NOTE AND CERTAIN PROVISIONS RELATING THERETO
Section 2.1.    Authorization and Terms of the Series 2016 CoBank Note. (i) There shall be established a series of Additional Obligations known as and entitled the “Basin Electric Power Cooperative First Mortgage Obligations, Series 2016 CoBank Note.”
The aggregate principal amount of the Series 2016 CoBank Note which may be authenticated and delivered and Outstanding at any one time is limited to ONE HUNDRED MILLION DOLLARS ($100,000,000). The Series 2016 CoBank Note shall originally be registered in the name of the Lender, and shall be dated the date of authentication.
The Series 2016 CoBank Note shall bear interest as provided in the form of Series 2016 CoBank Note attached hereto as Exhibit C.
(ii)     The principal of, premium (including the Make-Whole Amount), if any, and interest on the Series 2016 CoBank Note shall be payable to the Lender in immediately available funds as described in such notes. Any payment of principal of or premium (including the Make-Whole Amount), if any, or interest on any Series 2016 CoBank Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Series 2016 CoBank Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
(iii)    In the event the Company fails to make any payment with respect to the Series 2016 CoBank Note within five (5) days of its due date, then such payment shall be due and payable on demand, and shall accrue interest from the date due until the date paid at the Default Rate.
Section 2.2.    Form of the Series 2016 CoBank Note. The Series 2016 CoBank Note shall each be a promissory note substantially in the form of Exhibit C hereto. The Trustee’s authentication certificate to be executed on the Series 2016 CoBank Note shall be substantially in the form of Exhibit D attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted in the Indenture.
Section 2.3.    Repayment. The Series 2016 CoBank Note shall be payable in sixty equal consecutive semi-annual payments of $1,666,667, each due on the last day of March and September, with the first installment due on September 30, 2016, and the last installment due on March 30, 2046; provided, however, that the final such installment shall be in an amount equal to the then unpaid principal balance of the Loan.
Section 2.4.    Optional Prepayments with Make-Whole Amount. The Company may prepay the Loan in whole or in part on any Business Day; provided, however, that in the case of partial prepayments, the minimum amount that may be prepaid at any one time shall be $25,000,000 and amounts in excess thereof shall be in increments of $5,000,000. In the event the Company desires to prepay the Loan, it shall notify the Lender thereof in writing not less than three (3) Business Days prior to the date on which the Company intends to prepay the Loan. Unless otherwise agreed to by the Lender in writing, all such notices shall be irrevocable. On the date fixed for prepayment, the Company shall prepay the Loan (or so much thereof as provided in the Company’s notice), together with accrued interest thereon and any premium owing under Section 2.8 hereof.
Section 2.5.    Application of Partial Prepayments. All partial prepayments shall be applied to principal installments owing on the Loan in the inverse order of their maturity.
Section 2.6.    Maturity; Surrender, Etc.     In the case of each prepayment of Series 2016 CoBank Note pursuant to this Article 2, the principal amount of the Series 2016 CoBank Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. The Series 2016 CoBank Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Series 2016 CoBank Note shall be issued in lieu of any prepaid principal amount of any Series 2016 CoBank Note.
Section 2.7.    Purchase of Series 2016 CoBank Note. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Series 2016 CoBank Note except upon the payment or prepayment of the Series 2016 CoBank Note in accordance with the terms of the Indenture and the Series 2016 CoBank Note.
Section 2.8.    Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Series 2016 CoBank Note, an amount equal to the present value of any funding losses imputed by CoBank to have been incurred as a result of such payment, prepayment, or failure to borrow. Such premium shall be determined and calculated in accordance with the methodology set forth below:
(A)     Determine the difference between: (1) the rate estimated by CoBank on the date the rate was fixed to be its cost to fund the Loan in the manner set forth in its then current methodology; minus (2) the rate estimated by CoBank on the date the surcharge is calculated to be its cost, less dealer concessions and other issuance costs, to fund a new fixed rate Loan in accordance with its then current methodology having the remaining fixed rate period and repayment characteristics as the balance being repaid. If such difference is negative, then for purposes of the remaining calculation, the result shall be deemed to be zero (0).
(B)    Divide the result determined in (A) above by the number of times interest is payable during the year.
(C)    For each interest period (or portion thereof) during which interest was scheduled to accrue at the fixed rate, multiply the amount determined in (B) above by the principal balance scheduled to have been outstanding during such period (such that there is a calculation for each interest period during which the amount repaid was scheduled to have been outstanding at the fixed rate).
(D)     Determine the present value of each calculation made under (C) above as of the date of calculation based upon the scheduled time that interest on the amount repaid would have been payable and a discount rate equal to the rate set forth in (A)(2) above.
(E)    Add all of the calculations made under (D) above. The result is the premium.
Section 2.9.    Use of Proceeds. The Company shall use the proceeds of the loan evidenced by the Series 2016 CoBank Note to finance capital expenditures or for general corporate purposes.
Section 2.10.    Acceleration. Upon any Series 2016 CoBank Note becoming due and payable as the result of an Event of Default under the Indenture, whether automatically or by declaration, such Series 2016 CoBank Note will forthwith mature and the entire unpaid principal amount of such Series 2016 CoBank Note, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount, if any, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
ARTICLE III
MISCELLANEOUS
Section 3.1.    Supplemental Indenture. This Thirty-Fourth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and shall form a part thereof, and the Indenture, as heretofore supplemented and amended, and as hereby supplemented is hereby confirmed. Except to the extent inconsistent with the express terms of this Thirty-Fourth Supplemental Indenture and the Series 2016 CoBank Note, all of the provisions, terms, covenants and conditions of the Indenture shall be applicable to the Series 2016 CoBank Note to the same extent as if specifically set forth herein.
Section 3.2.    Recitals. All recitals in this Thirty-Fourth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 3.3.    Successors and Assigns. Whenever in this Thirty-Fourth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles IX and XI of the Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Thirty-Fourth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.
Section 3.4.    No Rights, Remedies, Etc. Nothing in this Thirty-Fourth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Secured Obligations, any right, remedy or claim under or by reason of this Thirty-Fourth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Thirty-Fourth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of Outstanding Secured Obligations.
Section 3.5.    Counterparts. This Thirty-Fourth Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.
Section 3.6.    Security Agreement; Mailing Address. To the extent permitted by applicable law, this Thirty-Fourth Supplemental Indenture shall be deemed to be a security agreement and financing statement whereby the Company grants to the Trustee a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code. The mailing address of the Company,
as debtor is:    Basin Electric Power Cooperative
1717 East Interstate Avenue
Bismarck, ND 58503-0564
and the mailing address of the Trustee, as secured party is:
U.S. Bank National Association
Corporate Trust Services
40 Pearl Street NW
Suite 838
Grand Rapids, MI 49503
Additionally, this Thirty-Fourth Supplemental Indenture shall, if appropriate, be an amendment to the financing documents originally filed in connection with the Existing Indenture. The Company is authorized to execute and file as appropriate instruments under the Uniform Commercial Code to either create a security interest or amend any security interest heretofore created.

Section 3.7    Effectiveness. This Thirty-Fourth Supplemental Indenture shall not be effective until the Trustee receives the certificates, opinions, and other documents required under Sections 1.6, 12.1L, and 12.3 of the Amended and Restated Indenture, which may be evidenced by the Trustee’s authentication of the 2016 Notes under this Thirty-Fourth Supplemental Indenture.
[Signatures on Next Page.]

IN WITNESS WHEREOF, the parties hereto have caused this Thirty-Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

BASIN ELECTRIC POWER COOPERATIVE

By:	/s/ Paul M. Sukut
Name:	Paul M. Sukut
Title:	Chief Executive Officer & General Manager

(SEAL)

Attest:	/s/ Mark D. Foss
Name: Mark D. Foss
Title: Assistant Secretary
STATE OF NORTH DAKOTA    )
    ) SS
COUNTY OF BURLEIGH    )
THE FOREGOING instrument was acknowledged before me this 26th day of April, 2016, by Paul M. Sukut, Chief Executive Office and General Manager of Basin Electric Power Cooperative, a corporation, for and on behalf of said corporation.
WITNESS my hand and official seal.

/s/ Darlene Steffan
Darlene Steffan, Notary Public
My commission expires: April 15, 2020
(Notarial Seal)

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ R. Jason Fry
Name: R. Jason Fry
Title: Vice President
STATE OF MICHIGAN    )
    ) SS
COUNTY OF KENT    )
THE FOREGOING instrument was acknowledged before me this 26th day of April, 2016, by R. Jason Fry, Vice President of US Bank National Association, a national banking association, for and on behalf of said association.
WITNESS my hand and official seal.

/s/ Marylyn Putschko
Notary Public: Marylyn Putschko
My commission expires: September 12, 2016
(Notarial Seal)

[INDENTURE FILING INFORMATION]
EXHIBIT A
(to Thirty-Fourth Supplemental Indenture)

[PROPERTY ADDITIONS]
EXHIBIT B
(to Thirty-Fourth Supplemental Indenture)

[FORM OF SERIES 2016 COBANK NOTE]
BASIN ELECTRIC POWER COOPERATIVE
FIRST MORTGAGE OBLIGATIONS, SERIES 2016 COBANK NOTE

$100,000,000.00	Date: _________________________
FOR VALUE RECEIVED, BASIN ELECTRIC POWER COOPERATIVE, a North Dakota cooperative corporation (the “Company”), hereby promises to pay to the order of CoBANK, ACB (“CoBank”), at the times, in the manner and with interest at the rate or rates hereinafter provided, the principal sum of ONE HUNDRED MILLION DOLLARS ($100,000,000.00). This First Mortgage Note: (1) has been given to evidence the Company’s obligation to repay a loan (the “Loan”) made by CoBank, ACB to the Company pursuant to Section 2.01(A)(1) of that certain Loan Agreement dated as of March 31, 2016, between the Company and CoBank (as amended or restated from time to time, the “Loan Agreement”); and (2) is secured under that certain Amended and Restated Indenture dated as of May 5, 2015, between the Company and U.S. Bank National Association, as Trustee (as supplemented, amended or restated from time to time, the “Indenture”).
1.    Repayment of Principal. The principal balance of this First Mortgage Note shall be repaid in sixty (60) equal consecutive semi-annual installments of $1,666,667, each due on the last day of each March and September, with the first installment due on September 30, 2016, and the last installment due on March 30, 2046; provided, however, that the final installment shall be in an amount equal to the then unpaid principal balance of the Loan.
2.    Interest.
(A)    Interest Rate. The Company agrees to pay interest on the unpaid principal balance of the Loan at a fixed rate equal to 4.48% per annum.
(B)    Calculation and Payment. Interest shall be calculated on the basis of a year consisting of 360 days and twelve 30-day months. In calculating interest, the date the Loan is made shall be included and the date the Loan or each principal installment thereof is repaid shall, if received before 10:00 AM Mountain Time, be excluded. Interest shall be calculated and paid semi-annually in arrears on the last day of each September and March.
(C)     Default Rate. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance hereof may, at CoBank’s option in each instance, and shall, following an acceleration, bear interest at the Default Rate. All such interest shall be payable upon demand.
3.    Prepayment.
(A)    Optional Prepayment. The Company shall have the right to prepay this First Mortgage Note in whole or in part on any Business Day; provided, however, that in the case of partial prepayments, the minimum amount that may be prepaid at any one time shall be $25,000,000 and amounts in excess thereof shall be in increments of $5,000,000. In the event the Company desires to prepay this First Mortgage Note, it shall furnish written notice thereof to CoBank not less than three (3) Business Days prior to the date thereof, specifying the date on which this First Mortgage Note is to be
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prepaid and the amount thereof. On such date, unless CoBank otherwise agrees, the portion thereof designated for prepayment shall become due and payable together with: (A) accrued interest on the amount prepaid to the date of payment; and (B) if applicable, a prepayment premium in an amount calculated pursuant to the Loan Agreement. All partial prepayments shall be applied to principal installments in the inverse order of their maturity. Unless otherwise agreed to by CoBank and except as provided in Subsection (B) hereof, the Company may not prepay this First Mortgage Note in any other manner.
(B)     Mandatory Prepayment. The Company shall prepay this First Mortgage Note in full, together with all accrued interest and a prepayment premium in an amount calculated pursuant to the Loan Agreement, in the event repayment hereof is accelerated in accordance with the terms of the Indenture.
4.    Payments. All payments made hereunder shall be made in lawful money of the United States of America by wire transfer of immediately available funds. Wire transfers shall be made to such account or accounts as shall be designed by CoBank in accordance with the terms of the Loan Agreement. CoBank shall not be obligated to present this First Mortgage Note as a condition for obtaining any payment of principal or interest required to be made hereunder, unless the Company prepays this First Mortgage Note in full and, under the Indenture, CoBank is required to present this First Mortgage Note to the Trustee or any Paying Agent (other than the Company) for payment. Upon payment of this First Mortgage Note in full, CoBank will mark this First Mortgage Note as cancelled and return it as directed by this Company. If the date on which any installment of principal and interest are due is not a Business Day, such installment shall be due and payable on the next Business Day and interest shall continue to accrue on the principal amount thereof until paid.
5.     Defeasance. Unless CoBank otherwise agrees in writing, the Company shall not have a right to defease the obligations evidenced by this First Mortgage Note: (A) with “Defeasance Securities” (as defined in the Indenture) of a type referred to in subparagraph (B) of the definition of Defeasance Securities; and (B) unless the opinion referred to in Section 7.01B(6) of the Indenture is of a nationally recognized firm and is unqualified.
6.    Events of Default. For purposes of the Indenture and without limiting any other provision of the Indenture, an Event of Default shall arise in the event the Company fails to make any payment of interest due hereon within five (5) Business Days of the date when due and payable.
7.    Reference. This First Mortgage Note is the: (A) “Replacement Note” contemplated in Section 2.07 of the Loan Agreement and by Section 5.11(A)(1) of the Loan Agreement; and (B) “2016 CoBank Note” contemplated by that certain Thirty Fourth Supplemental Indenture dated as of April 29, 2016, between the Company and the Trustee. Reference to the Loan Agreement and the Indenture (as supplemented) should be made for a complete statement of the rights of the Holder hereof and the nature and extent of the security for this First Mortgage Note, including the right to accelerate repayment of this First Mortgage Note. In addition, reference to the Loan Agreement should be made for the meaning of all capitalized terms used herein and not defined herein or stated to be defined in the Indenture.
8.    Miscellaneous. Reference is hereby also made to the Indenture, for the provisions, among others, with respect to the nature and extent of the rights, duties and obligations of the Company, the Trustee and the holder of the First Mortgage Note, the terms upon which this First Mortgage Note is issued and secured, and the modification or amendment of the Indenture, to all of which the holder of this First Mortgage Note assents by the acceptance of this First Mortgage Note. The holder of this First
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Mortgage Note shall have no right to enforce the provisions of the Indenture, or to institute action to enforce the covenants therein, or to take any action with respect to any default under the Indenture, or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Indenture. No covenant or agreement contained in this First Mortgage Note, the Indenture or the Sixteenth Supplemental Indenture shall be deemed to be a covenant or agreement of any official, officer, agent or employee of the Company in his individual capacity, and no officer of the Company executing this First Mortgage Note shall be liable personally on this First Mortgage Note or be subject to any personal liability or accountability by reason of the issuance of this First Mortgage Note. This First Mortgage Note shall not be entitled to any benefit under the Indenture or be valid until this First Mortgage Note shall have been authenticated by the execution by the Trustee, or its successor as Trustee, of the Certificate of Authentication inscribed hereon.
9.    Governing Law. Except to the extent governed by Federal law, this First Mortgage Note shall be governed by and construed in accordance with the laws of the State of North Dakota.
10.    Restatement. This Note amends and restates in its entirety the Promissory Note dated as of March 31, 2016, in the principal amount of $100,000,000, and furnished to CoBank under Section 3.01(B) of the Loan Agreement (the “Existing Note”). On and after the date this First Mortgage Note has been authenticated by the Trustee and delivered to CoBank, the Existing Note shall cease to be in effect and shall be deemed replaced and superseded by this First Mortgage Note.
IN WITNESS WHEREOF, Basin Electric Power Cooperative has caused this First Mortgage Note to be duly executed by one of its officers thereunto duly authorized as of the date first written above.

BASIN ELECTRIC POWER COOPERATIVE

By:
Paul M. Sukut Chief Executive Officer and General Manager

Attest:

By:
Mark D. Foss Assistant Secretary
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TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Obligations of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory
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